Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

FACSIMILE (212) 455-2502

April 18, 2007

ReAble Therapeutics Finance LLC

ReAble Therapeutics Finance Corporation

9800 Metric Boulevard

Austin, Texas 78758

Ladies and Gentlemen:

We have acted as counsel to ReAble Therapeutics Finance LLC, a Delaware limited liability company (the “Company”) and ReAble Therapeutics Finance Corporation a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and to the subsidiaries of the Company listed on Schedules I and II hereto (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, relating to the issuance by the Company of $200,000,000 aggregate principal amount of 11¾% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of November 3, 2006 (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $200,000,000 aggregate principal amount of its outstanding 11¾% Senior Subordinated Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

LONDON	HONG KONG	TOKYO	LOS ANGELES	PALO ALTO

REABLE THERAPEUTICS FINANCE LLC	APRIL 18, 2007
REABLE THERAPEUTICS FINANCE CORPORATION

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of the Guarantors listed on Schedule II hereto (the “Schedule II Guarantors”), none of which were incorporated or formed in the State of New York or the State of Delaware, have duly authorized, executed and delivered the Indenture in accordance with the law of the jurisdiction in which it was organized or the laws of any other jurisdiction and (2) execution, delivery and performance by each of the Schedule II Guarantors of the Indenture and the Guarantees does not and will not violate the law of the jurisdiction in which it was organized or the laws of any other jurisdiction or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2.             When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Law and the Delaware Revised Uniform Limited Partnership Act.

REABLE THERAPEUTICS FINANCE LLC	APRIL 18, 2007
REABLE THERAPEUTICS FINANCE CORPORATION

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors Incorporated or Formed in the State of Delaware

ReAble Therapeutics LLC

Encore Medical, L.P.

Schedule II

Guarantors Incorporated or Formed in Jurisdictions other than the State of Delaware

SUBSIDIARY	STATE OF INCORPORATION OR FORMATION

Encore Medical Asset Corporation	Nevada

Encore Medical GP, Inc.	Nevada

Encore Medical Partners, Inc.	Nevada

Empi, Inc.	Minnesota

Empi Corp.	Minnesota

Empi Sales, LLC	Minnesota

Compex Technologies, LLC	Minnesota

EmpiCare, Inc.	Kentucky